                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS FIRST QUARTER 2022 RESULTS AND
ANNOUNCES INCREASED QUARTERLY CASH DIVIDEND OF $0.24 PER SHARE
CHARLOTTE, N.C., May 5, 2022 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the first quarter of 2022 and announced that the Company's Board of Directors declared a quarterly cash dividend of $0.24 per share.
Highlights

Income Statement	Three Months Ended March 31, 2022		Three Months Ended December 31, 2021
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)
Net investment income	$19.0	$0.23	$15.2	$0.23
Net realized losses	$(1.4)	$(0.02)	$(1.8)	$(0.03)
Net unrealized appreciation (depreciation)	$3.5	$0.04	$(1.9)	$(0.03)
Net increase in net assets resulting from operations	$21.0	$0.25	$11.5	$0.18
Dividends paid		$0.23		$0.22
(1) Based on weighted average shares outstanding during the period of 82,656,326.
(2) Based on weighted average shares outstanding during the period of 65,316,085.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of March 31, 2022	As of December 31, 2021
Investment portfolio at fair value	$2,403.4	$1,800.6
Weighted average yield on performing debt investments (at principal amount)	7.3%	7.2%

Total assets	$2,849.4	$2,160.9
Debt outstanding (principal)	$1,482.2	$1,380.2
Total net assets (equity)	$1,317.6	$741.9
Net asset value per share	$11.86	$11.36
Debt-to-equity ratio	1.12x	1.86x
Net debt-to-equity ratio (adjusted for unrestricted cash, and net unsettled transactions)	0.89x	1.49x
First Quarter 2022 Results
Commenting on the quarter, Eric Lloyd, Chief Executive Officer, stated, “Barings BDC had another strong quarter marked by net portfolio growth, steady and consistent investment performance and the closure of the Sierra transaction. As market volatility elevates, we look to meet these periods of uncertainty with a strong liquidity position, heavily diversified portfolio, and an opportunistic posture to source attractive returns across our wide investment frame of reference.”
During the three months ended March 31, 2022, the Company reported total investment income of $43.8 million, net investment income of $19.0 million, or $0.23 per share, and a net increase in net assets resulting from operations of $21.0 million, or $0.25 per share.
Net asset value ("NAV") per share as of March 31, 2022 was $11.86, as compared to $11.36 as of December 31, 2021. The increase in NAV per share from December 31, 2021 to March 31, 2022 was primarily attributed to the net impact of the acquisition of Sierra Income Corporation (“Sierra”) of $0.28 and net unrealized appreciation on the Company's investment portfolio, MVC Capital credit support agreement and foreign currency transactions of approximately $0.04 per share partially offset by a net realized loss on investments and foreign currency transactions of $0.02 per share.
Jonathan Bock, Chief Financial Officer, stated, “Our net debt to equity profile of 0.89x, as well as our flexible balance sheet, allow us to drive attractive, differentiated returns across market cycles all with best-in-class alignment. Notably, with the close of the Sierra transaction, Barings LLC increased the annualized income incentive fee hurdle rate to 8.25%, up from 8.0%, while continuing to align our incentive fee with investment losses. As a result of continued strong performance, we are happy to announce that our Board of Directors declared a dividend increase of 4% to $0.24 per share in the second quarter.”
Recent Portfolio Activity
During the three months ended March 31, 2022, the Company made 22 new investments totaling $229.3 million, purchased $442.2 million of investments as part of the acquisition of Sierra, made investments in existing portfolio companies totaling $89.3 million and made additional investments in joint venture equity portfolio companies totaling $11.7 million. The Company had four loans repaid totaling $12.4 million and received $7.5 million of portfolio company principal payments. In addition, the Company sold $19.2 million of loans, recognizing a net realized gain on these transactions of $0.8 million, and sold $132.3 million of middle-market portfolio company debt investments to one of its joint ventures and realized a loss on these transactions of $0.2 million. Lastly, the Company received proceeds related to the sale of equity investments totaling $1.6 million and recognized a net realized loss on such sales totaling $0.7 million.
During the three months ended March 31, 2022, the Company recorded net unrealized appreciation totaling $3.5 million, consisting of net unrealized appreciation on our current portfolio of $0.1 million and net unrealized appreciation related to foreign currency transactions of $4.8 million, net of unrealized depreciation of $0.4 million on the MVC Capital credit support agreement with Barings LLC and net unrealized depreciation reclassification adjustments of $1.0 million related to the net realized gains on the sales / repayments of certain investments. The net unrealized appreciation on the Company’s current portfolio of $0.1 million was driven primarily by credit or fundamental performance of investments of $27.8 million, partially offset by the impact of foreign currency exchange rates on investments of $4.7 million and broad market moves for investments of $23.1 million.
Sierra Acquisition and Related Activities
On February 25, 2022, the Company completed its acquisition of Sierra and onboarded approximately $442.2 million of investments (at fair value) across 58 portfolio companies. As of March 31, 2022, the weighted average yield on the principal amount of our outstanding debt investments other than non-accrual debt investments was approximately 7.9%.
In addition, following the closing of the merger with Sierra, Barings LLC and Barings BDC entered into a second amended and restated investment advisory agreement that increased the incentive fee hurdle rate from 8.00% to 8.25% (annualized).
Barings LLC also entered into a credit support agreement with Barings BDC, for the benefit of the combined company, to protect against net cumulative unrealized and realized losses of up to $100.0 million on the acquired Sierra investment portfolio over the next 10 years.
Liquidity and Capitalization
As of March 31, 2022, the Company had cash and foreign currencies of $154.4 million, $757.2 million of borrowings outstanding under its $965.0 million senior secured revolving credit agreement and $725.0 million aggregate principal amount of unsecured notes outstanding. In addition, the Company had a net receivable from unsettled transactions of $161.1 million and commitments from an investor to purchase an additional $25.0 million aggregate principal amount of senior unsecured notes under its Note Purchase Agreement entered into on August 3, 2020 (the “August 2020 NPA”), subject to the terms of the August 2020 NPA.

Share Purchase Programs
In connection with the completion of the Company’s acquisition of MVC Capital on December 23, 2020, the Company committed to make open-market purchases of shares of its common stock in an aggregate amount of up to $15.0 million at then-current market prices at any time shares trade below 90% of the Company’s then most recently disclosed NAV per share. Any repurchases pursuant to the authorized program will occur during the 12-month period that commenced upon the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2021, which occurred on May 6, 2021, and will be made in accordance with applicable legal, contractual and regulatory requirements. During the three months ended March 31, 2022, the Company repurchased a total of 207,677 shares of its common stock in the open market under the authorized program at an average price of $10.14 per share, including broker commissions.
In connection with the completion of the Company’s acquisition of Sierra on February 25, 2022, the Company committed to make open-market purchases of shares of its common stock in an aggregate amount of up to $30.0 million at then-current market prices at any time shares trade below 90% of the Company’s then most recently disclosed NAV per share. Any repurchases pursuant to the authorized program will occur during the 12-month period commencing on April 1, 2022 and are expected to be made in accordance with a Rule 10b5-1 purchase plan that qualifies for the safe harbors provided by Rules 10b5-1 and 10b-18 under the Exchange Act, as well as subject to compliance with the Company’s covenant and regulatory requirements.

Dividend Information
The Board declared a quarterly cash dividend of $0.24 per share.
The Company’s second quarter dividend is payable as follows:
Second Quarter 2022 Dividend:
Amount per share:         $0.24
Record date:             June 8, 2022
Payment date:             June 15, 2022
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company's common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States ("GAAP"). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company's distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to March 31, 2022, the Company made approximately $174.4 million of new commitments, of which $141.0 million closed and funded. The $141.0 million of investments consists of $120.9 million of first lien senior secured debt investments, $16.2 million of second lien senior secured and subordinated debt investments and $3.8 million of equity investments. The weighted average yield of the debt investments was 7.1%. In addition, the Company funded $15.0 million of previously committed delayed draw term loans.
Effective on April 1, 2022, the Company increased aggregate commitments under its senior secured credit facility with ING Capital LLC to $1.1 billion from $965.0 million pursuant to the accordion feature under the revolving credit facility, which allows for an increase in the total commitments to an aggregate of $1.5 billion subject to certain conditions and the satisfaction of specified financial covenants.

Conference Call to Discuss First Quarter 2022 Results
Barings BDC has scheduled a conference call to discuss first quarter 2022 financial and operating results for Friday, May 6, 2022, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until May 20, 2022. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13729228.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until May 20, 2022.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the ability of Barings LLC to manage Barings BDC and identify investment opportunities, are subject to change at any time based upon economic, market or other conditions, including with respect to the impact of the COVID-19 pandemic and its effects on Barings BDC's and its portfolio companies' results of operations and financial condition, and may not be relied upon as investment advice or an indication of Barings BDC's trading intent. More information on these risks and other potential factors that could affect Barings BDC's financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC's most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC's quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company's results, the Company's management has discussed in this press release the Company's net debt (calculated as total debt less unrestricted cash and foreign currencies (excluding restricted cash) and net receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company's financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors' ability to analyze trends in the Company's business and to evaluate the Company's leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC's investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $371+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.

About Barings LLC
Barings is a $371+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of March 31, 2022
Media Contact:
MediaRelations@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $1,950,064 and $1,494,031 as of March 31, 2022 and December 31, 2021, respectively)	$1,917,558	$1,490,113
Affiliate investments (cost of $336,327 and $267,967 as of March 31, 2022 and December 31, 2021, respectively)	364,753	288,069
Control investments (cost of $105,210 and $25,826 as of March 31, 2022 and December 31, 2021, respectively)	121,114	22,412
Total investments at fair value	2,403,425	1,800,594
Cash	106,400	49,987
Foreign currencies (cost of $47,990 and $34,069 as of March 31, 2022 and December 31, 2021, respectively)	48,031	34,266
Interest and fees receivable	43,096	33,645
Prepaid expenses and other assets	2,662	4,297
Credit support agreements (cost of $58,000 and $13,600 as of March 31, 2022 and December 31, 2021, respectively)	59,400	15,400
Deferred financing fees	4,102	2,985
Receivable from unsettled transactions	182,294	219,732
Total assets	$2,849,410	$2,160,906
Liabilities:
Accounts payable and accrued liabilities	$10,444	$2,341
Interest payable	10,450	5,704
Administrative fees payable	973	750
Base management fees payable	5,872	5,422
Incentive management fees payable	4,754	4,067
Derivative liabilities	3,108	1,160
Payable from unsettled transactions	21,195	26,786
Borrowings under credit facilities	757,217	655,189
Notes payable (net of deferred financing fees)	717,841	717,556
Total liabilities	1,531,854	1,418,975
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 111,095,334 and 65,316,085 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively)	111	65
Additional paid-in capital	1,597,257	1,027,687
Total distributable earnings (loss)	(279,812)	(285,821)
Total net assets	1,317,556	741,931
Total liabilities and net assets	$2,849,410	$2,160,906
Net asset value per share	$11.86	$11.36

Barings BDC, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$31,624	$25,096
Affiliate investments	172	—
Control investments	273	107
Short-term investments	—	11
Total interest income	32,069	25,214
Dividend income:
Non-Control / Non-Affiliate investments	123	—
Affiliate investments	7,570	72
Total dividend income	7,693	72
Fee and other income:
Non-Control / Non-Affiliate investments	2,223	1,973
Affiliate investments	13	—
Control investments	(1,039)	160
Total fee and other income	1,197	2,133
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	2,287	3,037
Affiliate investments	44	136
Control investments	467	—
Total payment-in-kind interest income	2,798	3,173
Interest income from cash	—	1
Total investment income	43,757	30,593
Operating expenses:
Interest and other financing fees	11,661	7,285
Base management fee	5,872	3,929
Incentive management fees	4,754	2,722
General and administrative expenses	2,455	2,301
Total operating expenses	24,742	16,237
Net investment income before taxes	19,015	14,356
Income taxes, including excise tax expense	6	(18)
Net investment income after taxes	19,009	14,374

Barings BDC, Inc. Unaudited Consolidated Statements of Operations — (Continued) (in thousands, except share and per share data)
	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	(250)	2,891
Affiliate investments	101	(77)
Net realized gains (losses) on investments	(149)	2,814
Foreign currency transactions	(1,293)	(975)
Net realized gains (losses)	(1,442)	1,839
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	(28,587)	5,357
Affiliate investments	12,996	2,445
Control investments	14,644	(3,969)
Net unrealized appreciation on investments	(947)	3,833
Credit support agreements	(400)	(1,600)
Foreign currency transactions	4,812	4,042
Net unrealized appreciation	3,465	6,275
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions	2,023	8,114
Net increase in net assets resulting from operations	$21,032	$22,488
Net investment income per share—basic and diluted	$0.23	$0.22
Net increase in net assets resulting from operations per share—basic and diluted	$0.25	$0.34
Dividends/distributions per share:
Total dividends/distributions per share	$0.23	$0.19
Weighted average shares outstanding—basic and diluted	82,656,326	65,316,085

Barings BDC, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net increase in net assets resulting from operations	$21,032	$22,488
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(335,519)	(276,456)
Net cash acquired from mergers (cash consideration paid)	101,896	—
Transaction costs from mergers	(2,866)	—
Repayments received/sales of portfolio investments	210,493	188,160
Purchases of short-term investments	—	(198,550)
Sales of short-term investments	—	190,542
Loan origination and other fees received	5,314	4,578
Net realized (gain) loss on investments	149	(2,814)
Net realized loss on foreign currency transactions	1,293	975
Net unrealized appreciation on investments	947	(3,832)
Net unrealized depreciation of CSA	400	1,600
Net unrealized appreciation on foreign currency transactions	(4,812)	(4,042)
Payment-in-kind interest	(2,798)	(3,174)
Amortization of deferred financing fees	732	344
Accretion of loan origination and other fees	(1,523)	(1,481)
Amortization / accretion of purchased loan premium / discount	(339)	(1,980)
Changes in operating assets and liabilities:
Interest and fees receivables	(13,134)	(2,935)
Prepaid expenses and other assets	(1,881)	1,264
Accounts payable and accrued liabilities	(2,962)	(1,668)
Interest payable	4,746	1,869
Net cash used in operating activities	(18,832)	(85,112)
Cash flows from financing activities:
Borrowings under credit facilities	107,704	29,824
Repayments of credit facilities	—	(134,083)
Proceeds from notes	—	150,000
Financing fees paid	(1,565)	(191)
Purchases of shares in repurchase plan	(2,106)	—
Cash dividends / distributions paid	(15,023)	(12,410)
Net cash provided by (used in) financing activities	89,010	33,140
Net increase (decrease) in cash and foreign currencies	70,178	(51,972)
Cash and foreign currencies, beginning of period	84,253	92,487
Cash and foreign currencies, end of period	$154,431	$40,515
Supplemental Information:
Cash paid for interest	$5,966	$4,903
Supplemental non-cash information
Acquisitions:
Fair value of Sierra net assets acquired, net of cash	$(435,811)	$—
Transaction Costs	7,520	—
Common stock issued in acquisition of Sierra net assets	499,418	—
Credit support agreement	(44,400)	—
Deemed contribution -from Adviser	27,904	—
Deemed contributions - CSA	44,400	—

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands)

	March 31, 2022		December 31, 2021
Total debt (principal)	$1,482,217		$1,380,189
minus: Cash and foreign currencies (excluding restricted cash)	(154,431)		(84,254)
plus: Payable from unsettled transactions	21,195		26,786
minus: Receivable from unsettled transactions	(182,294)		(219,732)
Total net debt(1)	$1,166,687		$1,102,989

Total net assets	$1,317,556		$741,931

Total net debt-to-equity ratio(1)	0.89	x	1.49	x
(1) See the "Non-GAAP Financial Measures" section of this press release.